Exhibit 10.43

Confidential

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) dated December 5, 2011, is entered into between Albert M. Rossini (“Employee” or “you”), and Tangoe, Inc. (the “Company”).  In connection with your termination from the Company, you and the Company wish to end the relationship on an amicable basis.  In consideration of the parties’ execution of this Agreement and the promises and covenants contained herein, the parties agree as follows:

1.             Your employment with the Company will terminate on January 1, 2012 (the “Termination Date”).  The Company will pay you all base salary due and owing to you in consideration of your position as an employee through the Termination Date, in accordance with the Company’s normal pay cycle.  No other amounts will be payable to you on account of your employment for periods through the Termination Date.

2.             Pursuant to Section 4.2(a) (ii), (iii) and (iv) of that certain Executive Retention Agreement dated as of July 8, 2011 between Employee and the Company (the “Retention Agreement”) you shall be entitled to the additional benefits set forth in such clauses (i.e. certain COBRA coverage terms, 6 months’ accelerated vesting of options and certain “Other Benefits”) in connection with your termination of employment, provided that with respect to the accelerated vesting of your options, you and the Company agree that the six months’ accelerated vesting of any non-qualified stock options shall become effective after the expiration of the seven day revocation period set forth in Paragraph 15, and that the six months’ accelerated vesting of any incentive stock options shall become effective on the Termination Date.  With respect to your stock options, you acknowledge that under the terms of your stock option agreements and the related stock plan, you must exercise all vested options within 30 days of the Termination Date or such options will expire unexercised.  You and the Company agree that Sections 3.2 and 4.2(a) of the Retention Agreement shall not otherwise apply with respect to the termination of your employment with the Company.  Except as provided in this Paragraph 2, the Retention Agreement continues in full force and effect.  This Agreement shall be deemed to constitute the Employee Release required by Section 4.2(d) of the Retention Agreement and the effective date of this Agreement shall be deemed the Effective Release Date for purposes of such Section 4.2(d).

3.             You agree to cooperate fully in assisting the Company in the transition of your job responsibilities and all other tasks relating to the performance of your job with the Company, and you also agree that for a period of six (6) months following the Termination Date (the “Transition Period”), you shall provide to the Company at its request, additional transition services and consulting services with respect to special projects identified by the Company and acceptable to you, as a consultant and independent contractor.  The confidentiality, proprietary information and invention assignment provisions of the Existing Confidentiality Agreement (as defined in Paragraph 14 below) shall continue in effect and apply to your engagement as a consultant or independent contractor during the Transition Period under this Paragraph 3. In consideration of the services to be provided by you as a consultant pursuant to this Paragraph 3, the Company will pay to you over the six (6) month period following the Termination Date compensation at a semi-monthly rate equal to $8,334, payable on the 15th and last day of each month during such six (6) month period.  You shall not be entitled to any other compensation or reimbursements in connection with such services.

4.             Except as necessary to enforce the terms of this Agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, Employee does hereby irrevocably and unconditionally release and forever discharge and by these presents does for himself, his heirs, executors, administrators, representatives, successors and assigns, release and forever discharge the Company, its predecessors, successors, assigns, representatives, parents, subsidiaries, divisions, affiliates and all related companies, and its present and former officers, agents, directors, supervisors, attorneys, employees, employee benefit plans and plan fiduciaries, stockholders and each and any one of them and their heirs, executors, administrators, successors and assigns, and all persons acting by, through, under or in concert with any of them (hereinafter referred to collectively as “Releasees”) of and from all manner of action and actions, cause and causes of action, suits, claims, debts, sums of money, accounts, reckonings, bonds, bills, claims for attorneys’ fees, interest, expenses and costs, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of any nature whatsoever, known or unknown, suspected or unsuspected, in law or in equity, civil or criminal, vested or contingent, against the Releasees which Employee ever had, now has or asserts, or which Employee or Employee’s heirs, executors, successors, assigns or administrators hereafter can, shall or may have or may assert, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, it being the intention herein to release the Releasees from any and all claims of any and every nature, whether known or unknown, up to the date of this Agreement, unrestricted in any way by the nature of the claim including, though not by way of limitation, all matters which were asserted, could have been asserted or may be asserted, arising out of Employee’s employment with the Company and the separation thereof, Employee’s relationship with any of his supervisors and any other state or federal statutory, constitutional, or common law claims, including, but not limited to, all “public policy” claims, all claims for breach of contract or implied contract, all claims for benefits (except vested benefits), all claims under the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act, the U.S. Consumer Credit Protection Act of 1968, the Connecticut Human Rights and Opportunities Law, the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. § 31-51kk, et seq., the Connecticut Whistleblower Act, Conn. Gen. Stat. § 31-51m, et seq., Connecticut wage, hour, payment and collection laws, and all applicable state anti-discrimination, anti-retaliation, wage and hour and other employment laws.

5.             You acknowledge and agree that if you or any of your representatives, heirs, executors or administrators should hereafter make against the Releasees any claim or demand or commence or threaten to commence any action, claim or proceeding otherwise prohibited by this Agreement, Paragraph 4 may be raised as a complete bar to any such action, claim or proceeding and the applicable Releasees may recover from you all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees if it is determined that any such action, claim or proceedings is prohibited by this Agreement.

6.             This Agreement does not prevent you from filing a charge with the Equal Employment Opportunity Commission or comparable state or local agency concerning claims of discrimination, although you specifically waive your right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on your behalf under Title VII of the Civil Rights Act of 1964, as amended, the American with Disabilities Act, or any other federal or state discrimination law, except where prohibited by law.  Nothing in this Agreement shall be interpreted as interfering with the protected right of an employee to participate in an investigation or proceeding conducted by the EEOC or comparable state or local agency.

7.             You acknowledge that certain states provide that a general release of claims does not extend to claims which the person executing the release does not know or suspect to exist in his/her favor at the time of executing the release which, if known, may have materially affected his/her entering into this Agreement.  Being aware that such statutory protection may be available to you, you expressly, voluntarily and knowingly waive any arguable benefit or protection from any such statute in executing this Agreement, known or unknown.

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8.             You further understand and agree that the Company, and any other company owned or operated by it or related to it, past or present, shall not be under any obligation to reinstate you as an employee or to consider you for employment or re-employment.

9.             The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Agreement are determined to constitute deferred compensation subject to Section 409A of the Internal Revenue Code but that do not satisfy an exemption from, or the conditions of, that section.  With respect to the monies and benefits provided to you under this Agreement, you shall be responsible for all taxes thereon under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the pay or benefits provided to you under this Agreement.

10.          You further agree that you shall not make any disparaging or derogatory comments or statements to the press, to present or former employees of Releasees, or to any individual or entity with whom or which Releasees have a business relationship, including, but not limited to, customers, vendors, partners, investors, lenders and other parties, or to anyone else, which could affect adversely the conduct of Releasees’ business or reputation.  The Company agrees that it shall not make any disparaging or derogatory comments or statements to the press or to anyone else, which could affect adversely your reputation.

11.          You further acknowledge that the only consideration for signing this Agreement is as set forth in this Agreement; that the consideration received for executing this Agreement is greater than what you would otherwise be entitled to receive if this Agreement were not signed; that no other promise or agreements of any kind have been made to you or with you by any person or entity whatsoever to cause you to sign this Agreement; and that you are competent to execute this Agreement.

12.          You agree that on or before the Termination Date you will return to the Company all originals and copies of proprietary or confidential materials and other property of the Company and its affiliated companies, and you agree that you may not retain copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of employment with the Company which contain or refer to any such proprietary or confidential information of the Company and/or its affiliated companies.  You further agree that on or before the Termination Date, you will deliver to the Company any and all such proprietary or confidential information in your possession, as well as any property and equipment of the Company, including laptop computers, software, credit cards, keys, documents, etc., which were in your possession at any time.  If you later discover in your possession, custody or control any additional property belonging to the Company, you will return such property to the Company within three (3) days of its discovery.

13.          You agree not to divulge the terms of this Agreement to anyone except your attorney, accountant or spouse, or as otherwise may be required by law, except in a proceeding to enforce this Agreement.  To the extent that you divulge the terms of this Agreement to your spouse, accountant, or attorney, you will advise them that they must not divulge the terms of this Agreement.  Moreover, you agree that neither you nor your attorneys will file this document with any court or make it public in any way, except in a proceeding to enforce this Agreement.

14.          You hereby ratify and confirm the terms of any existing agreement with the Company or any of its affiliates, and all obligations you may have to the Company or any of its affiliates, related to confidentiality, non-disclosure, proprietary rights, invention assignment, non-competition, non-solicitation, non-interference or other similar matters, and understand and agree that the same (the “Surviving Agreements”) shall survive the termination of your employment, and the execution, delivery and performance of this Agreement by you and/or the Company.  Without limiting the generality of the

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foregoing, the Surviving Agreements shall specifically include, and you hereby ratify and confirm and agree to comply fully with the terms of that certain (undated) Employee Confidentiality Agreement between you and the Company (the “Existing Confidentiality Agreement”), a copy of which is attached to this Agreement as Exhibit 1.  You agree that damages to Releasees of a breach of any such Surviving Agreements will be extremely difficult to determine.  Because of this difficulty, you agree that in the event of such breach, you will forfeit, disgorge and refund all monies paid to you under this Agreement. You further agree to indemnify the prevailing Releasees for any and all fees and costs they incur in connection with recovering such monies paid to you.  Notwithstanding any such recovery of monies, all of the other terms of this Agreement including, without limitation, your release of all claims against Releasees, shall remain in full force and effect.  The remedies provided for in this provision shall not be construed to be exclusive and do not bar any other claims for relief, either at law or equity.

15.              YOU ACKNOWLEDGE THAT YOU MAY REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS AFTER ITS EXECUTION (THE “REVOCATION PERIOD”). ANY REVOCATION WITHIN THIS REVOCATION PERIOD MUST BE SUBMITTED, IN WRITING, TO TANGOE, INC. AND MUST STATE “I HEREBY REVOKE MY ACCEPTANCE OF MY SEPARATION AGREEMENT AND GENERAL RELEASE.”  THE REVOCATION MUST BE MAILED, HAND DELIVERED, OR SENT BY NATIONALLY RECOGNIZED COURIER (SUCH AS FEDEX OR UPS) TO Thomas Flynn, General Counsel and Secretary, Tangoe, Inc., 35 Executive Blvd. Orange, CT 06477, AND RECEIVED BY TANGOE PRIOR TO THE EXPIRATION OF THE REVOCATION PERIOD.  IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR LEGAL HOLIDAY.  YOU UNDERSTAND THAT YOU WILL NOT RECEIVE THE PAYMENTS SPECIFIED IN PARAGRAPHS 2 AND 3 OF THIS AGREEMENT UNTIL AFTER THE REVOCATION PERIOD ELAPSES, AND THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL AFTER THE REVOCATION PERIOD HAS EXPIRED.

16.              You represent and warrant that you have not relied on any statement by anyone from the Company in choosing to execute this Agreement, and that you have executed this Agreement voluntarily after having the opportunity to consult with an attorney of your own choosing.

17.              By this Agreement, the parties do not admit misconduct or violation of any federal or state law or regulation or any Company policy or procedure.  Rather, they seek to amicably resolve their separation.  Accordingly, this Agreement shall not be admissible in any proceeding as evidence of any admission by Employee or Releasees, except that the Agreement may be introduced in any proceeding to enforce the Agreement.  This Agreement, together with the Retention Agreement (subject to the limitations set forth in Paragraph 2 above), and the Surviving Agreements, represent the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes any and all other prior oral and written agreements and understandings with respect to the subject matter of this Agreement, provided that nothing set forth in this Agreement limits, amends, waives or terminates the terms of any lock-up agreement entered into by you in connection with the Company’s initial public offering.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications and to this end the provisions of this Agreement are declared to be severable.  In the event that a court determines that the release of claims in Paragraph 4 is unenforceable, you acknowledge that the Company would be released of all of its obligations in Paragraphs 2 and 3 to make payments to you.

19.             This Agreement shall be construed under the laws of the State of Connecticut, excluding any choice of law principles.  The parties consent in advance to the exclusive jurisdiction of the appropriate state or federal court located in Connecticut.  This Agreement shall not be interpreted strictly for or against either of the parties. The parties acknowledge that this Agreement is a joint product and shall not be construed for or against any party on the ground of sole authorship.

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You specifically acknowledge the following:

1.              You had 21 days to consider this Agreement;

2.              You have read this entire Agreement including the full release of claims and fully understand its terms;

3.              You are voluntarily entering into this Agreement knowingly of your own free will and without undue influence or stress;

4.              You have not waived any rights after the date that you execute this Agreement;

5.              You would not otherwise be entitled to the payments and benefits and other considerations provided by this Agreement;

6.              The Agreement provides you with a period of seven (7) days following the execution of this Agreement to revoke the Agreement, as explained herein in Paragraph 15; and

7.              The Agreement will not become effective until the eighth day following execution by you of this Agreement.

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If you sign this Agreement prior to the expiration of the twenty-one (21) days given to consider the Agreement, you do so voluntarily and of your own free will.

PLEASE READ CAREFULLY.  THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Albert M. Rossini:	Tangoe, Inc.

/s/ Albert M. Rossini	By:	/s/ Albert R. Subbloie, Jr.
Name: Albert R. Subbloie, Jr.
Title: President & CEO

Dated: 12/5/11	Dated: 12/5/11

Exhibit 1

Copy of Existing Confidentiality Agreement

See Attached

EMPLOYEE CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (hereinafter, the “Agreement”) is entered into by the undersigned individual as of this                                          .

(month/day/year)

I, Albert M. Rossini (employee name) acknowledge that in connection with my employment with Tangoe, Inc. (the “Company”), I may develop and/or have access to various confidential information of the Company’s not otherwise available to the public, and trade secrets, including inventions, discoveries, concepts and ideas, whether patentable or copyrightable, including, but not limited to, hardware and apparatus, processes and methods, formulas, computer programs, software and techniques, as well as improvements thereof and knowledge related thereto;

I understand that in consideration of my continuing employment and as a condition of employment with the Company, the salary and wages paid for my services in the course of such employment, and for other good and valuable consideration, which I hereby acknowledge, I hereby agree as follows:

Confidential Information

1.   I shall not (except in the proper performance of my duties on behalf of the Company) either during my employment or at any time after my termination, disclose to any person, and shall use my best efforts to prevent the publication or disclosure of, any trade secret or other confidential information, including but not limited to any information, knowledge, know-how, data, records, inventions, whether written or otherwise and whether or not conceived, originated, discovered, or developed in whole or in part by me, not generally available to the public concerning the business, finances, policies, procedures, operations (including my compensation package and those of other employees, or information found in Tangoe’s Employee Handbook) assets, liabilities, existing and/or prospective customer lists, transactions or affairs of the Company or of any of their respective or customers or clients, or concerning any officer, director, employee, or agent of the Company, entrusted to me or arising or coming to my knowledge during the course of my employment with Company or otherwise. I will not, except for Company use, copy, duplicate, transcribe, or in any way reproduce any Company documents or objects or remove them from the Company’s office or facilities nor use any information concerning them except for the Company’s sole benefit, either during my employment or thereafter. This provision shall not apply to any information, which is now in, or subsequently comes into, the public domain provided that I have not disclosed or caused to be disclosed such information so as to make it public.

2.   All files, records, documents, lists of customers, correspondence, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by me or otherwise coming into my possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company. I agree that upon my termination I shall immediately deliver to the Company all such property and shall not retain any copies.

Developments

1.   I agree to make a prompt and complete disclosure of every invention (as hereafter defined) which I may conceive or reduce to practice, and any patent application which I may file, during the term of my employment with the Company, and further agree that every said invention and patent application shall be the property of Company. I understand that the term invention means any discoveries, developments, concepts, and ideas whether patentable, copyrightable or not, which relate to any present or prospective activities of the Company with which activities I am acquainted as a result or consequence of my employment with the Company. Such inventions shall include, but not be limited to, processes, methods, products, software, apparatus, trademarks, trade names, service marks, advertising, and promotional material, as well as improvements and know-how related thereto. I further agree that upon Company’s request, but without expense to me, I will execute any applications, assignments, and other instruments which Company shall deem necessary or convenient for the protection of its property in United States and/or foreign countries, and I will render assistance in any litigation or other proceeding pertaining to the property and understand that the Company will reimburse me for all reasonable costs associated with such assistance.

2.   Company agrees that any invention made by me in which the Company states in writing over the signature of Company’s President that it has no desire to exploit may be freely exploited by me.

3.   I agree that all writings, illustrations, models, and other such materials produced by me or put into my possession by Company during the term of my employment are at all times the Company’s property and shall be considered works made for hire under U.S. Copyright Laws. To the extent that such works are not works made for hire as defined by U.S. Copyright Law, I hereby assign, transfer, and grant to Company any and all rights (including but not limited to copyrights) in and to all works provided hereunder. Any and all copyrights ownership claims which Employee may raise as a result of work undertaken pursuant this agreement are hereby assigned, transferred, and granted to Company. I will deliver all such property over to the Company upon its request or upon the termination of my employment.

4.   This Agreement does not apply to an invention for which no equipment, supplies, facility, funds, or trade secret information of Company was used and which was developed entirely on my own time, and (1) which does not relate, (a) directly to the business of the Company, or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by me for the Company.

5.   I acknowledge that my obligations under this Agreement shall continue beyond the termination of my employment with respect to inventions conceived or made by me during my employment with the Company.

Non-solicitation/Non-competition

1.   Noncompetition. I agree that during the period that I am employed by the Company and for a period of one (1) year thereafter I will not, without the express written consent of Company, either alone or in concert with others, directly or indirectly, own, be a partner in, operate, be employed by, act as an advisor, consultant, agent, officer, director, or independent contractor for any company involved in any way with offering, or promoting software or services to manage communication services for businesses. I agree and acknowledge that the consideration I have directly or indirectly received for this covenant includes but is not necessarily limited to the rights and privileges offered to me by virtue of my employment with the Company.

2.   Nonsolicitation. I agree that during the period I am employed by the Company and for a period of two (2) years thereafter, I will not, without the express written consent of Company, either alone or in concert with others, directly or indirectly, solicit, entice, induce or encourage: (a) any employee(s) to leave the employment of the Company (b) any existing or prospective client(s) to discontinue using the Company’s services or discourage such use; (c) any existing clients(s) to refer prospective clients to any other competitor of Company or to discontinue referring prospective clients to the Company or to switch clients from the Company to any other competitor of Company; or (d) any existing or proposed arrangement or other community or institutional affiliation to discontinue the affiliation or relationship with Company or any of its Affiliated Companies. For the purpose of this Agreement, “existing client(s)” shall mean any third party under a contractual relationship with the Company at any time during my employment for which I had direct or indirect knowledge and was either directly or indirectly involved with the provision of services or had knowledge thereof. For the purpose of this Agreement, “prospective client(s)” shall mean any third party not under a contractual relationship with the Company during my employment, but for which I had direct or indirect knowledge relating to the solicitations, negotiations, offers, or other communications between the Company and the prospective client related in any way to the prospective provision of services by the Company. I agree and acknowledge that the consideration I have directly or indirectly received for this covenant includes but is not necessarily limited to the rights and privileges offered to me by virtue of my employment with the Company.

Miscellaneous

1.         I recognize that irreparable injury will result to the Company in the event of a breach or threat of breach of any of the provision(s) of this Agreement. Therefore, I agree that in the event of a breach or threat of breach of any of the provision(s) of Agreement, the Company shall be entitled to, in addition to other remedies and damages available, an injunction to restrain any such breach or threat of breach by me and all persons acting for and/or in concert with me. If any dispute(s) arises between the Company and me with respect to any matter which is the subject of this Agreement, the Company, upon prevailing in such dispute, shall be entitled to recover from me all Company’s costs and expenses including its reasonable attorneys’ fees. My obligations set forth in this Agreement shall survive any termination, for whatsoever reason, of this Agreement and my employment.

2.         Each provision of this Agreement shall be considered separable and if for any reason any provision is determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions that are valid. This Agreement constitutes the entire agreement between the Company and me and supersedes all prior or contemporaneous spoken agreement(s), statement(s), representation(s), or understandings between the Company and me. Furthermore, notwithstanding any other provision of this Agreement, my employment relationship with the Company is at will, and this Agreement does not in any way grant, imply, or create a contract of employment for any specific period of time.

3.         This Agreement shall be construed, applied and governed in all respects by the laws of the state of Connecticut. In so far as it shall apply, the Connecticut Uniform Trade Secrets Act, including the definitions contained therein, shall govern the interpretation and enforcement of the appropriate provisions of this Agreement. However, the Connecticut Uniform Trade Secrets Act shall not supersede, and the parties agree that the Company shall have, such other rights and remedies as may otherwise be available to it, including, but not limited to, any tort, restitution or other law pertaining to civil liability for misappropriation of a trade secret.

4.         I acknowledge that my obligations under this Agreement shall be binding on my heirs, executors, administrators or other legal representatives or assigns, and this Agreement shall inure to the benefit of the Company, its successors, and assigns.

5.         I acknowledge and warrant that I have no agreements with, or obligations to, others in conflict with the obligations to Company established in this Agreement.

6.         This Agreement may not, on behalf of or with respect to the Company, be changed or modified, or released or discharged, or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by an authorized officer of the Company.

7.         Upon the termination of my employment with Company, for whatever reason, I agree that, if so requested by Company, I will reaffirm in writing my recognition of my ongoing obligations to maintain the confidentiality of the Company’s confidential information and all other obligations as set forth in this Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the date written above.

“EMPLOYEE”

/s/ Albert M. Rossini
Signature

Albert M. Rossini
Printed Name